EXHIBIT 5

Frederick M. Lehrer

Attorney and Counselor at Law

600 River Birch Court, 1015

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Board of Directors

UPAY, Inc.

3010 LBJ Freeway, 12th Floor

Dallas, Texas

July 7, 2016

Gentlemen:

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of UPAY, Inc. a Nevada corporation (the “Company”), of up to 2,267,810 common stock shares (the “Shares), all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission. The Shares cover the resale by 29 selling security holders of a maximum of 2,267,810 common stock shares.

I have examined the Company’s Articles of Incorporation, Bylaws, and Board of Directors’ resolutions, the applicable laws of the State of Florida and a copy of the Registration Statement. In my opinion:

•	the Company is authorized to issue the Shares to be held by the selling shareholders and such shares will be validly issued and represent fully paid and non-assessable shares of the Company’s common stock; and

•	The Company has authorized the Shares to be issued and such shares will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of Frederick M. Lehrer, Esquire under the caption “Legal Matters” in the registration statement.

Very truly yours,

Frederick M. Lehrer, P.A.

By: /s/ Frederick M. Lehrer